Exhibit 99.1

News Release	Advance Auto Parts 5008 Airport Road Roanoke, VA 24012

Media Contact:
Shelly Whitaker, APR
shelly.whitaker@advanceautoparts.com
Direct 540-561-8452
Investor Contact:
Joshua Moore
Joshua.moore@advanceautoparts.com
Direct 952-715-5076

ADVANCE AUTO PARTS ANNOUNCES SENIOR NOTES OFFERING

ROANOKE, Va., April 26, 2010 – Advance Auto Parts, Inc., (NYSE: AAP), a leading automotive aftermarket retailer of parts, batteries, accessories, and maintenance items, announced today it priced $300 million in principal amount of 5.75% Senior Unsecured Notes due 2020 at an issue price of 99.587%. The Company expects to close the offering on April 29, 2010. The proceeds of the offering will be used to pay off and retire the $200 million of outstanding indebtedness under its term loan, reduce $75 million of borrowings under its revolving credit facility, pay transaction fees and expenses and for general corporate purposes.

Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as joint book-running managers of the debt offering. The offering is being made solely by means of a prospectus supplement and accompanying prospectus, which has been filed with the SEC. A copy of the prospectus for the offering may be obtained on the SEC’s website, www.sec.gov. Alternatively, you may request it by contacting Banc of America Securities LLC, Attention: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001 (phone: 800-294-1322 and e-mail: dg.prospectus_distribution@bofasecurities.com) or by calling J.P. Morgan Securities Inc. at 212-834-4533.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of January 2, 2010, the Company operated 3,420 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services and online shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, the expected closing date, pricing, principal amount and use of proceeds of the Senior Secured Notes offering. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended January 2, 2010 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

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